FOR IMMEDIATE RELEASE:

			                News
                                        Nasdaq/NOIZ


Micronetics Completes Acquisition of Microwave
Concepts, Inc.


Hudson, NH -- (Business Wire) -- January 21, 2003 -- Micronetics, Inc. (Nasdaq/NOIZ) announced that it completed its acquisition of substantially all of the assets of Microwave Concepts, Inc., of Fairfield, NJ ("Micro-Con"). Micro-Con manufactures integrated microwave assemblies, which include up and down converters, phase shifters, filters, attenuators and amplifiers.

Richard Kalin, President of Micronetics, stated "The acquisition of Micro-Con is another example of our strong commitment to expand and deepen the resources of our Defense Electronics Group. Tony Pospishil, a founder of
Micro-Con, has joined Micronetics as Vice President and General Manager of Micro-Con. He will continue to lead
Micro-Con and develop innovative products in support of customer requirements. We were pleased to complete this transaction quickly and efficiently; this is a reflection of our increased experience completing these type of transactions."

David Robbins, Senior Vice President of Micronetics'
Defense Electronics Group, stated "We partnered with Micro-
Con for over a year. Tony and his team have proven to be excellent partners in delivering high quality subassemblies for some of our most strategic jobs. Now that we are scaling up production, we felt it was a good time to bring Micro-Con onboard. Tony and his team dramatically increase our capability to deliver leading-edge, integrated sub-assembly solutions for our customers. This is consistent with our goal of continuing to expand our Defense Electronics Group by building up our resources to manufacture and design complex integrated subassemblies."

Micronetics, operating through its Defense Electronics
Group, designs and manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Operating through its Test Solutions, Noise Products and VCO Products Groups, Micronetics designs and manufactures test equipment and components that are utilized in or test the strength, durability and integrity of communication signals in communications equipment.
Micronetics serves a diverse customer base, including Aerosat, Alcatel, BAE Systems, Boeing, EADS, Ericsson, Honeywell,
L-3 Communications, Lockheed Martin, Motorola, NEC,
Northrop Grumman, Raytheon, Southwest Research,
Teradyne, Tektronix and Thales. Micronetics also operates through its wholly-owned subsidiaries, Enon Microwave, Inc., Microwave Concepts, Inc. and Microwave & Video Systems,
Inc.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, internal projections as to the demand for certain types of equipment, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, access to financial resources, future economic conditions generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics' Annual Report for its fiscal year ended March
31, 2002.






CONTACT:

Micronetics, Inc.
Richard S. Kalin, President
(212) 239-8900 x22
RKalin@Micronetics.com